Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-223951) on Form S-8 and in Registration Statements (No. 333-250020 and 333-252434) on Form F-3s of our report dated December 29, 2022, relating to the consolidated financial statements of Akso Health Group (formerly known as “Xiaobai Maimai Inc.”) and subsidiaries (the “Company”) as of March 31, 2022, and for the year ended March 31, 2022, appearing in this Annual Report on Form 20-F of the Company for the year ended March 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Audit OneStop Assurance PAC

Singapore

December 29, 2022